Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income for the third fiscal quarter of 2009 increased 14.0% and fiscal year-to-date net income increased 17.9% over prior year

•	Loans increased $6.4 million, or an annualized 5.6%, during the first nine months of fiscal year 2009

•	Deposits increased $8.8 million, or an annualized 6.2%, during the first nine months of fiscal year 2009

•	Capital levels remain above the regulatory “well-capitalized” threshold

Minerva, Ohio— May 1, 2009 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter 2009 earnings per share of $0.24 compared to $0.26 for the previous quarter ended December 31, 2008 and compared to $0.21 for the same period ended March 31, 2008. Net income for the third fiscal quarter of 2009 was $481 thousand, a decrease of $45 thousand from the previous quarter ended December 31, 2008 and a $59 thousand increase from the same quarter in 2008. Return on average assets (ROA) and return on average equity (ROE) for the third fiscal quarter of 2009 were 0.81% and 9.20%, respectively. This compares to ROA of 0.75% and ROE of 8.43% for the third fiscal quarter of 2008.

For the nine months ended March 31, 2009, net income was $1.57 million compared to $1.34 million for the same period last year. Fiscal year-to-date net income per share increased by 20.0% to $0.78 compared to $0.65 for the same period last year. ROA and ROE for the nine months ended March 31, 2009 were 0.87% and 10.46%, respectively, compared to 0.83% and 9.09%, respectively, for the prior year.

Interest income for the third fiscal quarter of 2009 decreased by $337 thousand and interest expense decreased $393 thousand from the same period last year. The net interest margin decreased to 4.19% for the quarter ended March 31, 2009 compared to 4.46% for the previous quarter ended December 31, 2008 and 4.37% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.70% for the three months ended March 31, 2009 from 6.73% for the same period last year. The Corporation’s cost of funds decreased from 3.10% for the three months ended March 31, 2008 to 1.97% for the three months ended March 31, 2009. The net interest margin remained strong during the third fiscal quarter although it was impacted by the sharp decrease in short term rates affecting the yield on interest-earning assets.

Other income was $722 thousand for the third fiscal quarter of 2009 compared with $624 thousand for the quarter ended December 31, 2008 and $656 thousand for the quarter ended March 31, 2008. Within other income, a $185 thousand gain on the sale of securities was recognized compared to a $30 thousand gain for the same year ago period. Other expenses decreased $13 thousand, or 0.6%, for the third fiscal quarter of 2009 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated “our continued increase in earnings per share from the prior year reflects the Bank’s ability to attract new relationships as retail and commercial customers react to market conditions and seek new banking partners. As a well-capitalized, community focused organization, we have the ability and willingness to meet the financing needs of credit worthy businesses and individuals.” Mr. Lober noted that “a significant number of quality small businesses and consumers have been disrupted by the turmoil in the banking industry. We are ready to serve these customers.”

Assets at March 31, 2009 totaled $245.9 million, an increase of $12.8 million from June 30, 2008. From June 30, 2008, available-for-sale securities increased by $4.2 million, total loans increased by $6.4 million and deposits increased $8.8 million.

Non-performing assets were $2.4 million at March 31, 2009, compared with $1.7 million at December 31, 2008 and $1.1 million at March 31, 2008. The increase in non-performing assets from June 30, 2008 was mainly related to two loan relationships within the commercial real estate portfolio.

The allowance for loan losses as a percent of total loans at March 31, 2009 was 1.30% up from 1.12% at June 30, 2008 and from 1.11% a year ago. This increase is a result of an increase in non-performing assets as well as managements concerns that the current economic environment and depressed real estate values may extend well into 2009. “We anticipate the potential for increased credit reserves until the economic environment improves. However, we are a strong and stable organization that is well-positioned to take advantage of opportunities as the economy recovers,” said Ralph Lober. The Bank has been actively working with qualified borrowers whose circumstances have changed during this economic environment.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

March 31, 2009

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
EARNINGS:
Net interest income	$2,280	$2,224	$7,167	$6,545
Provision for loan losses	165	113	441	321
Other income	722	656	2,009	1,831
Other expenses	2,226	2,239	6,703	6,345
Income tax expense	130	106	455	372
Net income	481	422	1,577	1,338

Net income per share –
Basic	$0.24	$0.21	$0.78	$0.65

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.81%	0.75%	0.87%	0.83%
Return on average equity	9.20	8.43	10.46	9.09
Net interest margin (Fully Tax Equivalent)	4.19	4.37	4.36	4.50

MARKET DATA:
Book value/common share	$10.39	$10.03
Market close, bid	11.75	11.99
Period end common shares	2,029,558	2,029,558
Average equity/average assets	8.75%	8.90%	8.35%	9.11%
Average common shares	2,029,558	2,033,719	2,029,558	2,048,048

ASSET QUALITY:
Net charge-offs/(recoveries)	$72	$(25)	$88	$46
Non-performing assets	2,414	1,097
Allowance for loan losses (ALLL)	2,062	1,656
Net charge-offs/(recoveries) to Total Loans (Annualized)	0.18%	(0.07)%	0.07%	0.04%
ALLL to Total Loans	1.30%	1.11%

ENDING BALANCES:
Assets	$245,890	$243,605
Deposits	197,639	186,018
Loans, net	156,675	147,314
Securities, available for sale	63,415	58,378
Federal Home Loan Bank borrowings	9,471	11,733
Shareholders’ Equity	21,085	20,350